Exhibit 10.1

COMMON STOCK EQUIVALENT AGREEMENT

AMENDED AND RESTATED

MICROTUNE, INC. 2000 STOCK PLAN

This Common Stock Equivalent Agreement (the “Agreement”) is made and entered into by and between Microtune, Inc., a Delaware corporation (the “Company”), and [insert participant’s name] (the “Participant”) as of [insert date of agreement] (the “Date of Grant”).

W I T N E S S E T H

WHEREAS, the Company has adopted the Amended and Restated Microtune, Inc. 2000 Stock Plan (the “Plan”) to strengthen the ability of the Company to attract, motivate and retain Employees, Directors and Consultants who possess superior capabilities and to encourage such persons to have a proprietary interest in the Company; and

WHEREAS, a committee of the Board of Directors of the Company (the “Committee”) believes that the grant of Common Stock Equivalents to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted;

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Participant agree as follows:

1. Common Stock Equivalents. In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of [insert number] Common Stock Equivalents, subject to the conditions and restrictions set forth below and in the Plan (the “Common Stock Equivalents”).

2. Restrictions on Transfer.

(a)	The Common Stock Equivalents will be credited to a bookkeeping account established in the Participant’s name immediately upon the execution of this Agreement, and may not be sold, assigned, transferred, anticipated, alienated, pledged, encumbered or otherwise charged, whether voluntarily or involuntarily, by operation of law or otherwise, from the Date of Grant until vesting of such Common Stock Equivalents, which shall occur in accordance with Paragraph 3 below and the schedule contained on Exhibit A. Any attempt to sell, assign, transfer, anticipate, alienate, pledge, encumber or charge the same prior to vesting shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits prior to vesting. If the Participant shall become bankrupt or attempt to sell, assign, transfer, anticipate, alienate, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Paragraph 5, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure prior to the vesting, then such right or benefit shall cease and terminate.

(b)	As the Common Stock Equivalents described herein become vested, such vested Common Stock Equivalents shall be immediately converted into Shares of Common Stock and such converted Shares of Common Stock shall be delivered to the Participant immediately, or, to the extent permitted by Section 409A of the Code, as soon as administratively practicable following the date on which vesting occurs. The delivery of any Shares of Common Stock in connection with the conversion of the Common Stock Equivalents granted pursuant to this Agreement shall be subject to the provisions of Paragraph 8 below.

3. Effect of Termination of Employment or Services.

(a)	The Common Stock Equivalents granted pursuant to this Agreement shall vest in accordance with the vesting schedule reflected on Exhibit A, as long as the Participant remains employed by or continues to provide services to the Company or a Subsidiary. If, however, either:

(i)	the Company or a Subsidiary terminates the Participant’s employment (or if the Participant is not an Employee, determines that the Participant’s services are no longer needed); or

(ii)	the Participant terminates employment (or if the Participant is not an Employee, ceases to perform services for the Company or a Subsidiary),

then the Common Stock Equivalents that have not previously vested in accordance with the vesting schedule reflected on Exhibit A, as of the date of such termination of employment (or cessation of services, as applicable), shall be forfeited by the Participant to the Company.

(b)	Notwithstanding Paragraph 3(a) above, upon the cessation of the Participant’s employment or services (whether voluntary or involuntary), the Committee may, in its sole and absolute discretion, elect to accelerate the vesting of some or all of the unvested Common Stock Equivalents; provided, however that any such acceleration in vesting shall not otherwise accelerate the conversion of the Common Stock Equivalents into Shares of Common Stock if doing so would otherwise violate Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Limitation of Rights. Nothing in this Agreement or the Plan shall be construed to:

(a)	give the Participant any right to be awarded any further Award in the future, even if other Awards are granted on a regular or repeated basis, as grants of Awards are completely voluntary and made solely in the discretion of the Committee;

(b)	give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c)	confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.

5. Prerequisites to Benefits. Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the Common Stock Equivalents awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.

6. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to the Common Stock Equivalents, including the right to vote and receive dividends. Notwithstanding the foregoing, in the event the Company pays a cash dividend with respect to the Common Stock at a time while the Common Stock Equivalents described herein remain credited to the Participant’s account, there shall be credited to the Participant’s account additional Common Stock Equivalents equal to the quotient of:

(a)	the dollar amount of the cash dividend the Participant would have received had the Participant been the actual owner of the Shares to which the Common Stock Equivalents then credited to the Participant’s account relate; and

(b)	the Fair Market Value of one Share on the dividend payment date;

provided, however, that any fractional Common Stock Equivalents that would otherwise be credited to the Participant’s account shall instead be paid to the Participant in cash on the date of such dividend payment, to the extent consistent with Section 409A of the Code, as soon as administratively practicable thereafter. Any non-fractional Common Stock Equivalents that are credited to the Participant’s account due to the payment of a dividend shall remain subject to the same restrictions as the Common Stock Equivalents to which they relate until such restrictions lapse.

7. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

8. Securities Act. The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):

(a)	stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;

(b)	stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:

(i)	through a broker on a national securities exchange or

(ii)	with the prior written approval of the Company; and

(c)	containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.

9. Federal and State Taxes.

(a)	Any amount of Common Stock or cash that is payable or transferable to the Participant in connection with the conversion of the Common Stock Equivalents granted hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the Code, or its successors, or any other Federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of the Code, the Company shall satisfy such withholding by reducing the Common Stock Equivalents credited to the Participant’s account by a number necessary to satisfy the Company’s withholding obligations. The number of Common Stock Equivalents to be withheld shall be based upon the Fair Market Value of a share of Common Stock on the date of withholding.

(b)	Notwithstanding Paragraph 9(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows (as further described and limited by the terms of the Plan):

(i)	the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii)	the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant to satisfy the

Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding; or

(iii)	the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations.

(iv)	any combination of the alternatives described in Paragraphs 9(b)(i) through 9(b)(iii) above.

(c)	The Participant’s authorization of the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 9(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares of Common Stock pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.

10. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

11. Definitions. All capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan unless otherwise defined in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by a duly authorized officer of the Company, and the Participant has hereunto set his hand as of the Date of Grant.

MICROTUNE, INC.

By:
Name:
Title:

PARTICIPANT

Name:

EXHIBIT A

The terms “Profit Score,” “Revenue Score” and “Goals Score,” as used herein, shall have the meanings ascribed to such terms in the 2006 Executive Bonus Program and shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in accordance with the 2006 Executive Bonus Program on or before March 31, 2007 (the “Vesting Determination Date”).

In the event that the Profit Score is less than or equal to zero percent (0%), the [insert number] Common Stock Equivalents that were awarded to the Participant on the Date of Grant pursuant to the Agreement shall be forfeited as of such Vesting Determination Date. Notwithstanding the foregoing, if the Profit Score is greater than zero percent (0%), a percentage of the [insert number] Common Stock Equivalents that were awarded to the Participant on the Date of Grant pursuant to the Agreement shall vest on the Vesting Determination Date, in accordance with the following formula:

Vesting Percentage	=	(Profit Score	+	Revenue Score	+	Goals Score	)
3

The remaining portion of such Common Stock Equivalents which do not otherwise vest on the Vesting Determination Date (if any), shall be immediately forfeited and returned to the Plan.